                                                                                          EXHIBIT I

                            COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                                UNDER TREASURY STOCK METHOD SET FORTH IN
                               ACCOUNTING PRINCIPLES BOARD OPINION NO. 15

                                                    YEAR ENDED DECEMBER 31:
                            -----------------------------------------------------------------------
                               1995           1994           1993*          1992*          1991*
                            -----------    -----------    -----------    -----------    -----------
Number of shares on which
  published earnings per
  share is based:
    Average outstanding
      during year........   569,384,029    584,958,699    573,239,240    570,896,489    572,003,382
Add--Incremental shares
  under stock compensa-
  tion and stock purchase
  plans..................     9,223,139      4,308,269        --             --             --
   --Incremental shares
  related to 5 3/4% CGI
  convertible bonds
  (average)..............     5,291,098      7,715,391        --             --             --
                            -----------    -----------    -----------    -----------    -----------
Number of shares on which
  fully diluted earnings
  per share is based.....   583,898,266    596,982,359    573,239,240    570,896,489    572,003,382
                            -----------    -----------    -----------    -----------    -----------
                            -----------    -----------    -----------    -----------    -----------
Net earnings (loss)
  applicable to common
  shareholders
  (millions).............        $4,116         $2,937        $(8,148)       $(4,965)       $(2,861)
   --Net earnings (loss)
  effect of interest on 5
  3/4% CGI convertible
  bonds (millions).......             1             19        --             --             --
                            -----------    -----------    -----------    -----------    -----------
Net earnings (loss) on
  which fully diluted
  earnings per share is
  based (millions).......        $4,117         $2,956        $(8,148)       $(4,965)       $(2,861)
                            -----------    -----------    -----------    -----------    -----------
                            -----------    -----------    -----------    -----------    -----------
Fully diluted earnings
  (loss) per share.......         $7.05          $4.95        $(14.22)        $(8.70)        $(5.01)
Published earnings (loss)
  per share..............         $7.23          $5.02        $(14.22)        $(8.70)        $(5.01)
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* In 1993, 1992, and 1991, incremental shares under stock plans and the effect of the convertible debentures and bonds were not considered for the fully diluted earnings per share calculation due to their antidilutive effect. As such, the amounts reported for primary and fully diluted earnings per share are the same.